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                                                                   EXHIBIT 10.19

                               December 4, 1998


                                 Offer Letter


Mark L. Silverman
125 Pineview Lane
Menlo Park, CA 94025

Dear Mark:

     On behalf of DrugStore.com, Inc. (the "Company"), I am pleased to offer you the position of Vice President, General Counsel and Secretary at a monthly salary of $14,585 that is equivalent to an annual salary of approximately $175,000. You will report directly to the Company's Chief Executive Officer. Your salary will be paid bimonthly in equal installments in accordance with the Company's standard payroll policies. You will receive a $35,000 "signing" bonus upon commencement of your employment with the Company which is intended to cover your relocation and related expenses. In addition, you will receive bonuses in the discretion of the Company's Chief Executive Officer and Board of Directors commensurate with other officers of the Company. You will also be entitled to the benefits that the Company customarily makes available to its officers. You will be entitled to two weeks of paid vacation each year. For the duration of your employment with the Company, you will devote your free time, skill and attention to your duties and responsibilities as the Company's Vice President, General Counsel and Secretary and will perform them faithfully, diligently and competently. Your compensation package will be reviewed annually by the Company's Chief Executive Officer and Board of Directors.

     In addition, you will be granted an option (the "Option") to purchase 150,000 shares of the Company's Common Stock at an exercise price of $.45 per share. The shares of Common Stock subject to such Option (the "Option Shares") will vest over a four year period as follows: 25% of the shares will vest on January 1, 2000, and the remaining shares will vest in six equal installments at the end of each six month period thereafter (the "Vesting Period"). Vesting will depend upon your continued employment with the Company. The Option will be an incentive stock option to the maximum extent permitted under the Internal Revenue Code and will be subject to the terms of the Company's 1998 Stock Option Plan and the related Stock Option Agreement between you and the Company. If during your employment with the Company (i) there is a Change of Control (as defined below), and (ii) you are not offered a Comparable Position (as defined below) by the surviving corporation, all of the Option Shares shall vest and become exercisable immediately prior to the Change of Control. A "Comparable Position" is a position with similar or greater responsibilities at your then current base salary and bonus potential, and with the same for Cause termination provisions set forth below. We agree that being offered the position of Vice President and/or General Counsel of a division or subsidiary of a drugstore chain, pharmaceutical benefit management company or pharmaceutical company will not constitute a Comparable Position. With that exception, you agree that a Comparable Position will include any position in which you continue to have full executive responsibility over all of the surviving company's legal matters and responsibility for substantial business development activities of the surviving company. "Change of Control" shall mean the sale of all or substantially all of the assets of the Company or the acquisition of the Company by another entity by means of consolidation or merger after which the then current shareholders of the Company hold less than 50% of the voting power of the surviving corporation; provided that a reincorporation of the Company shall not be a Change of Control.

     If your employment with the Company is involuntarily terminated by the Company other than for Cause (as defined below), all of the Option Shares shall vest and be immediately exercisable, and you shall have up to one year to exercise the Option. "Cause" means: (a) willful and repeated failure to comply with the lawful directions of the Chief Executive Officer or Board of Directors,
(b) gross negligence or willful misconduct in the performance of your duties to the Company, (c) commission of any act of fraud against, or the misappropriation of material property
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belonging to the Company, or (d) conviction of a crime that is materially injurious to the business or reputation of the Company; in each case as determined in good faith by the Board of Directors. For purposes of this letter, your employment will be deemed involuntarily terminated other than for Cause if your duties are reduced without Cause, your title as Vice President, General Counsel or Secretary is reduced without Cause, your compensation is involuntarily reduced, you no longer report to the Company's Chief Executive Officer (without your consent), you die or become disabled, or if following a Change of Control you are not offered a Comparable Position by the surviving entity. For the purpose of this last sentence, compensation shall include base salary, bonus plan and benefits, although the details of the bonus plan may change from year to year.

     We hope that you and the Company will find mutual satisfaction with your employment. All of us at the Company are very excited about your joining our team and look forward to a beneficial and rewarding relationship. Nevertheless, employees have the right to terminate their employment at any time with or without cause or notice, and the Company reserves for itself an equal right. In the event that your employment is terminated by the Company without Cause, you will be entitled to continue to receive your then-current base salary and benefits (including medical benefits) for a period equal to 12 months following such termination. The Company, at its sole discretion, may elect to accelerate such payments and pay you in a lump sum. The foregoing severance benefits will be contingent upon your entering into an appropriate agreement at the time of your termination releasing the Company (and any successor, as the case may be) from any claims relating to your employment.

     The Company asks that you complete the form Confidentiality and Inventions Agreement which is attached to this letter prior to commencement of employment with the Company. In addition, for purposes of federal immigration law, you must provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three business days of commencement of your employment with the Company.

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     This letter and the Confidentiality and Inventions Agreement contain the entire agreement with respect to your employment. The terms of this offer may only be changed by written agreement. Should you have any with regard to any of the items indicated above, please call me. It is my understanding that your employment commencement date will be on January 1, 1999, or as soon thereafter as is practical. Kindly indicate your consent to the terms contained in this offer letter by signing and returning a copy to me by December 11, 1998.

                                       Very truly yours,

                                       /s/Peter M. Neupert
                                       --------------------------------------
                                       Peter Neupert, President and
                                       Chief Executive Officer


ACCEPTED:

/s/Mark Silverman
-----------------
Mark Silverman


12/11/98
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Date

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